Exhibit 10.4

Management Subscription Rights Plan

In 1997, in connection with a rights offering of shares of common stock of American Equity Investment Life Holding Company (the “Company”), the Company issued subscription rights to purchase an aggregate of 2,157,375 shares of its common stock to certain officers and directors. The subscription rights have an exercise price of $5.33 per share. During 2002, the board of directors of the Company extended the expiration date of the subscription rights from December 1, 2002 to December 1, 2005.